Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen and welcome to the Cyalume Technologies Third Quarter 2010 Earnings Conference Call. My name is Tyrone and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of today's conference call. As a reminder, this conference is being recorded for replay purposes and will be available on the company's website in addition to a transcript of the call.

With me today are President and CEO, Derek Dunaway; and Chief Financial Officer, Mike Bielonko. Mr. Dunaway and Mr. Bielonko are going to discuss the company's financial results for the third quarter 2010.

In compliance with SEC requirements, I'd like to read the following statement. Except for historical information, the matters discussed in the conference call are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those set forth in the forward-looking statements. The factors that could cause results to differ materially are included in the company's filings with the Securities and Exchange Commission. Forward-looking statements made during today's call are only made as of the date of this conference call and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, please refer to the disclosures made in the press release issued last night.

I will now turn the call over to Derek Dunaway.

Derek Dunaway, President and Chief Executive Officer

Thank you. And welcome everyone to our third quarter conference call. Joining me today is Mike Bielonko, our Chief Financial Officer. I will address our overall business and provide a summary of our financial performance, and then Mike will provide you with our financial results for the third quarter and nine months.

Following Mike's remarks, we'll open the call to questions.

We are very pleased with the financial performance for the third quarter and year-to-date. Cyalume reported a record third quarter with revenue up 17.3%, and earnings per diluted share increasing 180%. Growth was derived across the majority of our products.

For the nine months revenue increased 22.2% and earnings per diluted share were $0.14 compared to a loss of $0.06. EBITDA was up over 97.6% from Q3 2009 and is approximately 8.9 million year-to-date. We believe we are on track to exceed 10 million in EBITDA for the calendar year.

Now, I'll provide more detail on the performance and outlook for each of our revenue sectors. First I'll discuss the U.S. Military Chemical business. The third quarter was very strong for our core chemical light business. While the first half of the year was slow in this area, Q3 sales came in at 6.3 million, our best quarter for the year, and 0.3 million above last year. This brings our revenue in the area to 13.3 million representing slight growth from 2009.

As I mentioned in last quarter's call, we received some large stocking orders in the quarter that we believe were related to the roll over of our main military contract. I anticipate Q4 to be an average quarter for the Military Chemical business, traditionally this has been one of our slower quarters, as it is the first quarter of the Military fiscal year.

Our reflective business was slow this quarter, but was also in line with our expectations as communicated last quarter. The solicitation for flags was once again delayed. We do anticipate demand for this product to continue however, and for the army to purchase IR Flags as they have over the past year and a half through independent solicitations. They have issued a solicitation in the fourth quarter and we are in the process of responding too.

The third quarter was an excellent quarter for our European business due to very strong orders from the U.K. and several NATO countries. We're up over 100% from last year with 2.1 million for the quarter and 6.5 million for the year. The U.K. continued to be the main customer for the international business and we have seen resurgence of purchases from several other European militaries. The outlook for the fourth quarter remained strong and we expect performance to be on par with Q3.

The commercial business had a steady quarter, posting revenues of 0.7 million, year-to-date revenues of 2.3 million are up over 20% from last year. Our European commercial business is relatively flat compared to 2009 with most of the growth coming from the U.S. market and our new distributors there.
Third quarter ammunition revenue was up 28% from last year, and were up 22% for the first nine months of 2009. Revenue is driven primarily by the sales of our 40 millimeter training round in U.S. Marines. We do anticipate demand for the 40 millimeter round to slow in 2011 from marines, but are hopeful that this slowdown will be constant for by demand from the US Army, there is purchases of the 40 millimeter round are improved in the latest version of the budget.

We are continuing to pursue numerous new projects with our current partners in the ammunition business Rheinmetall and General Dynamics. And anticipate test fire in one of our new projects in the fourth quarter. Well, we're still waiting formal awarding of a contract for next 40 millimeter ammunition, the low velocity 40 millimeter. But haven't been informed by our partner, that the preliminary award has been made for low rate production, and we're gearing up to begin production in early 2011.

In addition to our military ammunition business, we're continually looking at opportunities to leverage our innovative technology into other markets. Great example of the strategy is our recently announced strategic agreement with Fiocchi Ammunition USA, world leader in the field of small-caliber ammunition to develop the end market ChemiTracer, the world's first non-pyrotechnic shotgun tracer. ChemiTracer creates a daytime visible trace that travels with the shot cloud allowing shooters to instantly determine and correct their aim. The non-toxic, non-flammable, non-incendiary ChemiTracer shotgun shell integrate Cyalume's chemiluminescent technology into Fiocchi's shotshell to enhance training capabilities for target shooting enthusiasts, while eliminating all of the fire hazards and environmental issues associated with conventional tracer products. Fiocchi with its global reach and premium ammunition line was the ideal company to partner with, to market this product. Last week together with Fiocchi, we debut ChemiTracer at the 2010 National Sporting Clays Championship event held in San Antonio, Texas. The six day event, one of the largest shot of its kind in the world, and was the ideal venue to unveil the new product. We are very pleased with the positive feedback we received at the event from retailers and from NSCA members attending and we are looking forward to our plan full product launch in early 2011.

Before I turn the call over to Mike, I would like to note — I would like to make a note of the continued improvement of our balance sheet, stemming from a number of positives, including our increased sales, previously announced restructuring of our dept payments, as well as achieving zero balance on our line of credit with TD Bank for the period ending September 30. We still, however, maintain the ability to access this line of credit for up to a maximum of $5 million.

In summary, Q3 was a very strong quarter for Cyalume, where we saw continued performance improvements from 2009 on the topline. This revenue growth resulted in very healthy EBITDA numbers, and improved margins generated by growth and high margin international business, favorable U.S. product mix and the effect of efficiency improvements implemented last year. The overall outlook for the fourth quarter remains strong and we anticipate positive year-on-year growth to continue.

That concludes my review of our revenue sectors. I would like to ask Mike to now share with you the key financial results for the third quarter and nine months of 2010. Mike?

Michael Bielonko, Chief Financial Officer

Thanks, Derek, and good morning. Revenues for the third quarter of 2010 were approximately $11.6 million, representing an increase of $1.7 million or 17% over the third quarter of 2009. This increase was driven predominantly by increases in product demand and also due to the price increases implemented in number of our products during the fourth quarter of last year, as well as the first quarter of this year. Revenues for the third quarter of 2010 also represented an increase of approximately $2.2 million over revenues for the second quarter of 2010.

Our gross profit for the third quarter was approximately $6.1 million, representing an increase of $2.2 million over quarter three of 2009. Our gross profit for the third quarter was approximately $6.1 million, representing an increase of $2.2 million over quarter three of 2009. Our gross margin improved to 52.6% from 39.8% in the prior year. The majority of the improvement in margin is due to primarily to additional sales of higher margin products and the previously mentioned price increases. In addition, the amortization of inventories step up to fair value contained in the cost of sales for 2009 lowered last year's number by about 1%, that amortization was completed in 2009.

Let me now turn to expenses. Combined expenses for selling and marketing, general and administrative and research and development amounted to about $2.7 million for the third quarter versus $2.2 million for the prior year. This represents an increase over the prior year of about $500,000 and is primarily due to increases in equity rewards, bonus accruals, and depreciation expense.

Interest expense for the third quarter was $648,000 was down from the prior year by approximately $41,000 due to less debt outstanding. Amortization expense declined $441,000 from $878,000 due to the impairment charges recorded for 2009, which lowered the amount of intangible assets remaining to be amortized.
Pre-tax income improved to $2.2 million from $174,000 for 2009 due to the increase in gross profit. Total expenses were marginally higher in 2010. Correspondingly, the tax provision increased to $916,000 from the benefit in the prior year of $151,000. The effective tax rate for the second quarter of 2010 was approximately 41%. The difference from the statutory rate of 34% was largely due to state income taxes and a true-up to net operating losses affecting deferred taxes resulting from the recent filing of our 2009 tax return in September.

Turning now to our financial condition. Cash flow improved during the third quarter resulting from our improved operating performance. Our cash balance at September 30th of $2.5 million was about a $100,000 lower than that of June 30th. We did pay-off the balance of our revolving line of credit and bring it to zero. Our revolving line of credit stood at $2.7 million at June 30th. Of that amount $500,000 was paid down with the proceeds from the issuance of convertible debt on July 29th, which we discussed on our last earnings call. The balance of $2.2 million was paid down with cash from operations.

If you recall that on July 29th, we closed on the issuance of $8.5 million of non-amortizing, subordinated convertible debt, with cash only interest at a rate of 11% per annum. Net proceeds were used to reduce our senior debt, $7.2 million was applied against the senior term loan with the bank and $500,000 was applied against the revolving line of credit.

With that transaction, we were able to obtain reduced monthly amortization payments going forward that will allow us to generate additional cash flow to support operations on a timely basis. We will have no monthly amortization payments on our term loan, until February 1, 2011 and at which time the monthly payments will be less than half of what the previous amounts were. Nonetheless, we retain the right to pay down the term loan at any time in the future. Another benefit is that we're able to revise financial covenants to give us much more flexibility to manage the business through the normal fluctuations in military purchasing patterns.
And finally, we received a decrease in the rates of interest charged on our senior bank debt, which largely offsets from a cash interest perspective, the higher debt on the new subordinated debt. The three months that has past since closing on that transaction has only reinforced our belief that that transaction was very beneficial to the company.

That concludes my prepared remarks. Let me now turn it back over to Derek. Thank you.

Derek Dunaway, President and Chief Executive Officer

Okay. Thank you, Mike. We will now address your questions. Operator, please.

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator Instructions] We have a question or comment from John Bond of Nicusa Capital. Your line is open.

Q – Paul Johnson

Hi, this is Paul Johnson. Derek, thank you. Couple of questions, if I may. First, can we go through the breakout slightly more slowly on each of the businesses? You gave some of the numbers, but not all of them. U.S. Military, I believe you get 6.3 million.

A – Derek Dunaway

Yes. U.S. Military 6.3, reflective was about 0.2, military chemical, Europe was 2.1.

Q – Paul Johnson

Got it.

A – Derek Dunaway

Ammo was 2.3 and commercial was 0.7.

Q – Paul Johnson

Okay. Got it. [inaudible] question, thank you. The European ChemLight, you said U.K. is the primary market and it was very strong. And in past calls, you've talked about increasing the effort in non-U.K. NATO countries, if I can say that. Can you just give us an update on where you are on that?

A – Derek Dunaway

Certainly. Actually that's what's proceeding very, very well. We added a resource over in Europe last year comparative to who leads our European sales effort. And we've actually seen substantial improvement across the board in all the European countries. We've seen a real resurgence from all the NATO countries and particularly there has been a strong focus on increasing activities with France.

So the U.K. continues to be the largest contributor there, but actually we're seeing potentially the more percentage wise growth in some of the other countries particularly the Scandinavian countries.

Q – Paul Johnson

Is there anything in the protocol in the U.S. or U.K. that's not – wouldn't lend your technology an application in the NATO countries?

A – Derek Dunaway

No. We don't believe that there is. It's certainly – there certainly is no reasonably to believe that there is. The – a lot of the difference in the consumption rate I think for the U.K. compared to some of the other countries is really just a familiarity with the product and having been part of the standard doctrine.

And that does seem to be what's evolving and changing. And I think the deployment of the troops in Afghanistan right now is also impacting that as coalition troops come back to their countries having served with a mixture of some of these other troops particularly with the U.K troops. We're starting to see that transference of doctrine as a result on that.

Q – Paul Johnson

And they say I want that toy.

A – Derek Dunaway

Exactly. Well, hopefully they are not thinking if its a toy, but, yes, exactly.

Q – Paul Johnson

Well, that's how we use it our around here. Ammo, couple of questions if I may. I just want to walk through this. Obliviously, you had a very strong quarter, but that's only – you're only shipping at the moment high velocity 40-millimeter into the Marines, is that correct?

A – Derek Dunaway

Into the Marines and into one other overseas contracts as well.

Q – Paul Johnson

Got it. But that's really – the growth there has all been application – usage by the Marines?

A – Derek Dunaway

Correct.

Q – Paul Johnson

We now have a low velocity product aimed at the army?

A – Derek Dunaway

No, no. Aimed with the Marines.

Q – Paul Johnson

And when does the velocity come out for the Marines?

A – Derek Dunaway

We will be producing that beginning in the first quarter of next year.

Q – Paul Johnson

And comparatively size wise, low velocity verses high velocity?

A – Derek Dunaway

Initially, it will be substantially smaller. I think over time, it probably has the ability to be about half the size of high velocity, but there will be just as with high velocity. There'll be a ramp up time.

Q – Paul Johnson

Yeah, of course, of course, I understand that. All right then, what's going on with army?

A – Derek Dunaway

I can't really comment in detail on the army. We are – we have ongoing activities to ensure that the monies in the budget are spend properly but I can't really comment in detail at this point in time.

Q – Paul Johnson

What product are you most interested in getting into the army on an intermediate term basis?

A – Derek Dunaway

Well, certainly the 40 millimeter is the one that's the most of the shelf ready and meets all of the requirements and demands there. We also have about four different projects that are ongoing, one of which will be in testing actually within next couple of weeks that have a lot of potential and those are all actually focused on the army.

Q – Paul Johnson

Or is the 40 millimeter was a Marine developed product with lots of application in the Army.

A – Derek Dunaway

Correct.

Q – Paul Johnson

And have huge need in the army?

A – Derek Dunaway

Correct.

Q – Paul Johnson

And the army should shoots a lot more 40 millimeter in training than the marines do, I would guess?

A – Derek Dunaway

Yes. About a 3 or 4:1 ratio, yes.

Q – Paul Johnson

All right. And then with GD, you're developing lots of specific calibers for the army?

A – Derek Dunaway

Yes.

Q – Paul Johnson

And obviously you and your partner are very determined to try to get those into the army over the next couple of years?

A – Derek Dunaway

Yes. That's the intent. That's the strategy and the dialogues with the army have gone very, very well.

Q – Paul Johnson

Final question on that. Is – you said there is a test firing coming in the next couple of months?

A – Derek Dunaway

Within the next couple of weeks.

Q – Paul Johnson

And can you talk at all about that?

A – Derek Dunaway

I can't provide any real details about it at this point in time.

Q – Paul Johnson

Okay. Final questions on Fiocchi, how do you pronounce it?

A – Derek Dunaway

Fiocchi.

Q – Paul Johnson

Fiocchi. You guys have announced that shotgun tracer they do lots of other calibers and lots of other ammunition. Is there – if this goes well, do they have an interest elsewhere or is it really shotgun is the opportunity?

A – Derek Dunaway

We are already in discussions with them on a couple of other potential projects but the focus is certainly on the successful launch of this product at this point in time. I think there is some potential of doing some other things with them but certainly the main focus is the launch of the ChemiTracer and getting that out to market and gearing up for production of that. I will say that the show that we did our – kind of soft launch at this past week, the product was very well received and I have – I'm quite encouraged by the way in which that the users are really seems to be excited about this product and I do expect the demand for it to be strong.

Q – Paul Johnson

When you made announcement, you were cautiously optimistic just not knowing that market very well. It sounds like after last week you're more optimistic about its potential over the next couple of years?

A – Derek Dunaway

I would definitely say after last week I'm even more optimistic than I had been in the past.

Q – Paul Johnson

Perfect. I think that's it. Thank you.

A – Derek Dunaway

Okay. Thanks, Paul.

Operator: Thank you sir. [Operator Instructions]

I'm showing no further questions or comments at this time. I'd like to turn the conference to Mr. Dunaway for any closing remarks

Derek Dunaway, President and Chief Executive Officer

Okay, thank you. Yeah just a few words I just want to reiterate it. We continue to be very excited about the growth opportunities that exists in our market place and very optimistic about the future. The underlying fundamentals driving demand for our products haven't changed and that our opinion will remain quite positive about our growth opportunities over the next several years. We believe Cyalume's leadership position in the chemiluminescent technology is the driving factor supporting this optimism.

We're just beginning to realize the transformational growth opportunity associated with our training in tackle chemiluminescent ammunition business with an addressable market estimates to be in the hundreds of millions. In order to achieve the level of performance we believe is possible in the ammunition business.

We've been successfully partnering with leading global defense contractor such a Rheinmetall and General Dynamics to incorporate our technology into a suite of new calibers. This process is well underway. And we hope to be able report on additional developments in this area in the quarters to come.

We also know that we must continue to leverage our first mover advantage and advance our technological lead by developing improved formulas for our core products to further differentiate ourselves from our competitors, new chemiluminescent products that expand sounds addressable market segments in the areas such as perimeter security, force protection and thermal applicators.

We have many new products offerings that address these critical areas today, and we look forward to sharing with you other applications in the near future. It's for these and many other reasons that the management team of Cyalume is so excited about the opportunity for growth ahead of us.

I'd like to thank you for your interest in Cyalume, and for taking time to participate in today's call. We look forward to updating you on the fourth quarter call. Thank you.

Operator: Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program. You may now disconnect. Have a wonderful day.